EXHIBIT 99.1

  Teleglobe International Holdings Ltd Announces Third Quarter 2004
                                Results

    HAMILTON, Bermuda--(BUSINESS WIRE)--Nov. 11, 2004--Teleglobe International Holdings Ltd (NASDAQ:TLGB), a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, announced today unaudited third quarter 2004 results for the period ended September 30, 2004.
    Third quarter 2004 revenue was $276.8 million versus $230.7 million in the second quarter of 2004 and $212.3 million in the third quarter of 2003. Net loss for third quarter 2004 was $11.0 million versus $3.8 million in the second quarter of 2004 and net income of $0.1 million in the third quarter of 2003. Net loss available to common shareholders for the third quarter of 2004 was $11.0 million, or $(0.28) per share, versus $5.4 million, or $(0.17) per common share, in the second quarter of 2004 and $2.2 million, or $(0.08) per share in the third quarter of 2003. Prior period financials are not comparable as ITXC Corp. ("ITXC") results were included for the full period in third quarter 2004, only one month in second quarter 2004, and not at all in the year-ago period. The Merger with ITXC and related transactions were consummated on May 31, 2004. As of September 30, 2004, the company had 38,985,663 shares outstanding.
    Third quarter 2004 revenue was $276.8 million versus pro forma revenue of $286.0 million in the second quarter of 2004. The second quarter 2004 results, on a pro forma basis, give effect to the ITXC merger as if it had taken place on January 1, 2004. Third quarter 2004 net loss was $11.0 million versus a pro forma net loss of $11.5 million in the second quarter of 2004. Third quarter 2004 earnings before interest, taxes, depreciation and amortization (EBITDA) were $9.6 million versus second quarter 2004 pro forma EBITDA of $6.8 million, excluding integration expenses and professional fees incurred in connection with Foreign Corrupt Practices Act ("FCPA") investigation of $4.6 million and $4.8 million from each period, respectively. EBITDA is a non-GAAP concept (see non-GAAP financial data footnote in this press release).
    Liam Strong, president and CEO of Teleglobe, stated, "Teleglobe's third quarter results demonstrate our continued progress in combining the Teleglobe and ITXC organizations and processes to solidly position Teleglobe as a leading worldwide focused wholesale solutions provider and to drive increased productivity. Data transport and value added services volumes remained strong in the quarter, and although currently being resolved, we experienced some integration challenges in the voice business mainly related to interim traffic routing optimization. Our gross margin ratio to sales, comparing third quarter to pro forma second quarter, increased markedly relative to the second quarter, partly a result of growth in higher margin value-added services and partly due to substantial network productivity increases related to merger synergies and ongoing cost reduction programs. These synergies contributed to a 41% increase in EBITDA, net of integration and professional fees incurred in connection with the FCPA investigation, on a sequential basis and to an improving free cash flow run rate. Additionally, earlier this week we announced a new 5-year strategic agreement to provide Boeing's Connexion business unit with satellite up and downlink ground station services to enable trans-Pacific in-flight, real-time high-speed Internet access. This is a very exciting opportunity for Teleglobe as a wholesale provider as it enables us to leverage our scale and our satellite segment leadership while extending our reach to a newly pioneered customer delivery point."
    Mr. Strong continued, "Moving into the fourth quarter, we are tracking on our merger integration plan, which is now centered on unifying billing, routing and integrating customer services and network operations. To date, we estimate we have realized approximately one third of the $25 to $30 million in annualized merger synergies we intend to generate, with the remainder expected to occur increasingly in the fourth and first quarters. Additionally, we are proceeding aggressively with new value added service development in partnership with Xius India Ltd., and plan to launch new solutions over the next two quarters that should begin to contribute to results in mid-2005. Lastly, we are deepening our IP penetration in select geographies in South-East Asia and Eastern Europe to increase our scale and reach. Our strategic objectives moving into 2005 remain driving volumes to leverage our scale, expanding our portfolio of higher margin services, and continuously raising our cost productivity to grow earnings and return on invested capital ("ROIC") over time."
    Mr. Strong concluded, "On a separate note, we are very pleased to have finalized the internal investigation into ITXC FCPA related items and to have achieved compliance with all NASDAQ listing requirements."

    GAAP Results

    In May 2003, Teleglobe, termed "Successor," completed the acquisition of the wholesale voice, data, Internet transit and mobile carrier services and value-added services businesses in the US, the UK, Spain, Hong Kong, and Australia from Consolidated Old Teleglobe, termed its "Predecessor." The Predecessor includes portions of certain businesses not purchased by the Successor. Nine-month 2004 Successor results include four months of ITXC's combined operations; nine-month 2003 results include 5 months of Precedessor operations and four months of Successor operations.
    Revenues for the first nine months of 2004 were $722.0 million versus $642.9 million for the first nine months of 2003. Net loss for the first nine months of 2004 was $12.3 million versus net loss of $27.6 million for the first nine months of 2003. Net loss available to common shareholders for the first nine months of 2004 was $16.3 million or $(0.49) per share versus first nine month 2003 net loss available to common shareholders of $30.7 million or $(1.09) per share.

    Non-GAAP Results

    EBITDA (Earnings before interest, taxes, depreciation, and amortization) for third quarter 2004 was $5.0 million versus $4.8 million in the second quarter 2004 and $5.5 million in the third quarter of 2003. EBITDA is a non-GAAP concept, differing from GAAP measures in that it excludes net interest expense, taxes, depreciation and amortization. A more detailed reconciliation of the differences between GAAP and non-GAAP results is included in the financial tables in this press release.

    Non-GAAP Financial Data

    We are presenting EBITDA (Earnings before interest, taxes, depreciation and amortization) and Gross Margin because management considers them to be important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA and Gross Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

    -- EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations; and

    -- Other companies in our industry may calculate EBITDA and Gross Margin differently than we do, limiting their usefulness as a comparative measure.

    -- The Gross Margin calculation excludes any depreciation or amortization relating to property, equipment and intangible assets required to generate revenues.

    Because of these limitations, we rely primarily on the GAAP results and use EBITDA and Gross Margin only as supplemental measures.

    About Teleglobe:

    Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB on June 1, 2004 following the acquisition of Voice over IP (VoIP) network leader ITXC.
    Teleglobe owns and operates one of the world's most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,300 wholesale customers representing the world's leading telecommunications, mobile operators and Internet service providers.
    Carrying over 11 billion minutes per year, and a significant portion of the world's Internet traffic, Teleglobe's network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company's web site at www.teleglobe.com.

    Forward-looking Statements

    Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.
    Actual results could differ materially from those projected in the companies' forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in the Form 10-Q filed by Teleglobe on October 15, 2004 and "Risk Factors" in the Registration Statement on Form S-4/A filed by Teleglobe with the SEC on April 30, 2004.


Teleglobe International Holdings Ltd - Selected Financial
Highlights for the periods indicated (Unaudited) (USD$, 000's):

                                            Q3-2004  Q2-2004  Q3-2003

Consolidated Statement of Operations
 (Successor)  - Selected Information
                                           ---------------------------

Revenues                                   $276,789 $230,651 $212,265

Telecommunication expenses                  208,322  169,370  146,304
Network expenses, exclusive of amortization
 and depreciation                            23,379   24,068   26,872
                                            -------- -------- --------
 Total telecommunication and network
  expenses                                 $231,701 $193,438 $173,176


Selling, general & administrative, bad debt
 expenses, stock based compensation,
 foreign  exchange loss (gain) and other
 income                                    $ 40,085 $ 32,445 $ 33,568


Net income (loss)                          $(11,031)$ (3,776)$    137



Teleglobe International Holdings Ltd - Selected Financial
Highlights for the periods indicated (USD$, 000's) (Unaudited) -
(Continued):

(*)Reconciliation of EBITDA to GAAP   Q3-2004     Q2-2004    Q3-2003
 Measure for the periods indicated   (Successor)(Successor)(Successor)
----------------------------------------------------------------------

Net income (loss)                      $(11,031)   $(3,776)    $  137
Add:
  Interest expense, net                   6,271      3,821        303
  Income tax recovery                      (165)    (2,345)       (16)
  Depreciation                            7,947      5,729      4,630
  Amortization of intangible assets       1,981      1,339        467
                                        --------    -------     ------
EBITDA                                 $  5,003    $ 4,768     $5,521

(*)Reconciliation of Gross Margin to   Q3-2004     Q2-2004    Q3-2003
 GAAP Measure for the periods        (Successor)(Successor)(Successor)
 indicated
----------------------------------------------------------------------

Income (loss) before income taxes      $(11,196)   $(6,121)   $   121
Add:
  Interest expense, net and other
   income                                 5,962      3,754        216
  Foreign exchange loss (gain)             (233)      (179)     2,573
  Depreciation                            7,947      5,729      4,630
  Amortization of intangible assets       1,981      1,339        467
  Bad debt expense                          620        497        515
  SG&A & stock based compensation        40,007     32,194     30,567
                                        --------    -------    -------
Gross Margin                           $ 45,088    $37,213    $39,089
                                        --------    -------    -------
Gross Margin as a Percentage of
 Revenue                                   16.3%      16.1%      18.4%


Unaudited Pro Forma Financial Information for Teleglobe International Holdings Ltd and ITXC - Selected Financial Highlights for the periods indicated (USD$, 000's):

The following pro forma information for the second quarter of 2004, is based on a preliminary purchase price allocation pending the finalization of certain net assets acquired. Consequently, the following results may change upon the finalization of the purchase price allocation. The third quarter of 2004 are actual results including ITXC.
                                           ---------------------------
                                            Q3-2004  Q2-2004
                                           ---------------------------
Second Quarter 2004 Pro Forma Statement of         Pro Forma Footnotes
 Operations (giving effect to the merger as               (7) are only
 if it had occurred on January 1, 2004) and                    for Q2-
 Third Quarter 2004 Actual Results  -                           2004
 Selected Information
                                           ---------------------------

Revenues                                   $276,789 $286,012       (1)

Telecommunication expenses                  208,322  218,405   (1) (2)
Network expenses, exclusive of amortization
 and depreciation                            23,379   26,925       (2)
                                            -------- -----------------
 Total telecommunication and network
  expenses                                 $231,701 $245,330


Selling, general and administration, bad
 debt expenses, foreign exchange loss
 (gain), stock  based compensation and
 other income                              $ 40,085 $ 38,708   (2) (3)

Net loss                                   $(11,031)$(11,466)


(*)Reconciliation of EBITDA to GAAP        Q3-2004  Q2-2004  Footnotes
 Measure for the periods indicated                   (Pro     are only
                                                     Forma)    for Q2-
                                                                2004
                                           ---------------------------

Net loss                                   $(11,031)$(11,466)
Add:
  Interest expense, net                       6,271    5,504       (6)
  Income tax recovery                          (165)  (2,190)
  Depreciation                                7,947    8,129       (5)
  Amortization of intangible assets           1,981    1,997       (4)
                                            -------- -----------------
EBITDA                                     $  5,003 $  1,974


(*)Reconciliation of Gross Margin to GAAP   Q3-2004  Q2-2004 Footnotes
 Measure for the periods indicated                    (Pro    are only
                                                      Forma)  for Q2-
                                                                2004
----------------------------------------------------------------------

Loss before income taxes                   $(11,196)$(13,656)
Add:
  Interest expense, net and other income      5,962    5,465       (6)
  Foreign exchange gain                        (233)    (619)      (2)
  Depreciation                                7,947    8,129       (5)
  Amortization of intangible assets           1,981    1,997       (4)
  Bad debt expense                              620    1,032       (2)
  SG&A, restructuring & stock comp.          40,007   38,334   (2) (3)
                                            -------- --------
Gross Margin                               $ 45,088 $ 40,682
                                            -------- --------
Gross Margin as a Percentage of Revenue        16.3%    14.2%

Notes To Unaudited Pro Forma Results of Operations, for the Three
Months Ended June 30, 2004

    (1) Eliminate intercompany revenues between Teleglobe and ITXC.

    (2) To re-classify certain of ITXC's expenses to conform to Teleglobe's grouping of such expenses.

    (3) Amortization of the intrinsic value applicable to the future vesting period for unvested ITXC options at the date of acquisition.

    (4) Reflects the amortization of the excess value attributed to other intangible assets over a four to seven year period.

    (5) Adjusts estimated lives of ITXC's property and equipment to reflect the expected use of certain assets by Teleglobe and adjusts estimated fair values of property and equipment.

    (6) The Teleglobe Preferred Shares were retired as of the transaction date. Concurrently with such retirement, $100 million of senior notes were issued with a maturity period of four years. The interest expense relating to the notes is 10% per annum plus 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The bonus interest expense of 3% will be amortized over the four-year period using the effective interest rate method. An approximate one-time financing fee in the amount of $100,000 will be amortized over a period of four years.

    (7) The unaudited pro forma statements of operations for the three months ended June 30, 2004 were prepared using the second quarter 2004 results of Teleglobe International Holdings Ltd including the results of ITXC for the month of June 2004, filed with the SEC on October 15, 2004 and the results of ITXC for the months of April and May 2004. The combination of the statement of operations of Teleglobe International Holdings Ltd and ITXC's results for two months were modified by incorporating the adjustments listed in items 1 to 6 above.

Revenue Information

The following table presents relevant revenue-related information for the periods indicated for Teleglobe International Holdings Ltd. (Unaudited)

                                         Three     Three      Three
                                         Months     Months    Months
                                         Ended      Ended     Ended
                                       September    June,  September
                                           30,       30,         30,
                                          2004      2004        2003
                                       ---------- --------- ----------
                                       Successor  Successor Successor

Revenues per line of business (in
 millions of U.S. dollars)
 Voice - transport                          $226      $183       $162
 Data - transport                             26        26         27
 Value - added services                       25        22         23
                                       ---------- --------- ----------

 Total                                      $277      $231       $212

Total revenues excluding BCE revenues       $251      $211       $177

Percentage of revenues from BCE              9.3%      8.7%      16.5%


Minutes of traffic (in millions)
 Voice - transport                         3,297     2,444      1,843
 Other                                        61        53         53
                                       ---------- --------- ----------

 Total                                     3,358     2,497      1,896

Average voice revenue per minute          $0.069    $0.075     $0.088

Geographic distribution of revenues
  Asia                                         8%        9%        10%
  Canada                                      13%       11%        17%
  Europe                                      29%       28%        26%
  USA                                         33%       35%        36%
  Latin America                                4%        4%         5%
  Other                                       13%       13%         6%
                                       ---------- --------- ----------
Total                                        100%      100%       100%

   (1) BCE (Bell Canada Enterprises) is Canada's largest telecommunications company.


Revenue Information - Pro Forma

The following table presents second quarter 2004 Pro Forma (Teleglobe International Holdings Ltd and ITXC) and third quarter 2004 relevant revenue-related information for the periods indicated. See notes on Pro Forma amounts on previous pages.
(Unaudited)

                                             Three Months Three Months
                                                 Ended       Ended
                                             September 30,  June 30,
                                                 2004         2004
                                               -----------------------
                                                           Pro Forma

Revenues per line of business (in millions of
 U.S. dollars)
 Voice - transport                                   $226        $238
 Data - transport                                      26          26
 Value - added services                                25          22
                                               -----------------------

 Total                                               $277        $286

Total revenues excluding BCE revenues                $251        $266

Percentage of revenues from BCE                       9.3%        7.0%

Minutes of traffic (in millions)
 Voice - transport                                  3,297       3,264
 Other                                                 61          53
                                               -----------------------

 Total                                              3,358       3,317

Average voice revenue per minute                   $0.069      $0.073

Geographic distribution of revenues
  Asia                                                  8%          9%
  Canada                                               13%         10%
  Europe                                               29%         31%
  USA                                                  33%         37%
  Latin America                                         4%          4%
  Other                                                13%          9%
                                               -----------------------
Total                                                 100%        100%


   (1) BCE (Bell Canada Enterprises) is Canada's largest telecommunications company.


    CONTACT: Teleglobe
             Rick Willett, 514-868-7490
             or
             John Landau/Megan Cannell, 609-750-3262
             mcannell@itxc.com
             or
             Lippert/Heilshorn & Associates
             Jody Burfening/Carolyn Capaccio, 212-838-3777 ccapaccio@lhai.com